Exhibit 99.1


FOR IMMEDIATE RELEASE


CONTACT:
Doug Gulling, Chief Financial Officer
515.222.2309



WEST BANCORPORATION COMPLETES PURCHASE OF VMF CAPITAL


West Des Moines, IA (October 1, 2003) - West Bancorporation, Inc. (Nasdaq: WTBA) today announced it closed on the purchase of substantially all of the assets of VMF Capital, LLC, on Wednesday, October 1.

VMF Capital - the largest independent investment advisor in Iowa - has 25 employees in its Cedar Rapids and Clive, Iowa, offices and assets under management of approximately $370M.

"We've been pleased with VMF Capital's people and performance during our two-year alliance," said Thomas E. Stanberry, Chairman, President and Chief Executive Officer of West Bancorporation. "We now have the ability to provide the asset management services important to our customers, and we look forward to growing this line of business."

"This is a great day for our individual and institutional  clients," said Donald
E. Flynn, Managing Partner and CEO of VMF Capital. "West Bancorporation has the strength to help continue the growth of VMF Capital."

The information contained in this Press Release and other financial reports may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in the news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer's acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.






ABOUT WEST BANCORPORATION

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and is the parent company of West Bank. West Bank focuses on lending, deposit services and trust services for consumers and small to medium sized businesses. The Bank has eight full-service offices in the greater Des Moines area and two full-service offices in Iowa City. Visit http://www.westbankiowa.com/ for more information.


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